CARROLLTON BANCORP
2328 West Joppa Road, Suite 325
Lutherville, Maryland 21093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 28, 2013

To the Stockholders of Carrollton Bancorp:

The Annual Meeting (the “Annual Meeting”) of Stockholders of Carrollton Bancorp, a Maryland corporation (the “Company”), will be held at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, on August 28, 2013, at 10:00 a.m., prevailing local time, for the purpose of considering and acting upon:

1.	To approve an amendment to the Company’s Articles of Incorporation, as amended and restated, to declassify the Company’s Board of Directors.

2.
If Proposal 1 is approved, to elect the nine nominees named in the attached proxy statement and proxy card to serve on the Company’s Board of Directors for one-year terms and until their respective successors are duly elected and qualified.

3.
If Proposal 1 is not approved, to elect the three nominees named in the attached proxy statement and proxy card to serve on the Company’s Board of Directors for three-year terms and until their respective successors are duly elected and qualified.

4.	To ratify the appointment of McGladrey, LLP as the Company’s independent registered public accounting firm for 2013.

5.	To adopt a non-binding advisory resolution (the “Say-on-Pay Vote”) approving the compensation of the Company’s named executive officers for 2012;

6.	To recommend, by non-binding advisory vote, the frequency of future Say-on-Pay Votes; and

7.	Any other matters that may properly come before the Annual Meeting or any adjournment thereof.

The close of business on July 9, 2013 has been fixed by the Board of Directors of the Company as the record date for determining Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Your attention is directed to the enclosed Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2012.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY.  THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. OR CANADA.  STOCKHOLDERS ATTENDING THE MEETING MAY REVOKE THEIR PROXIES AND PERSONALLY VOTE ON ALL MATTERS THAT ARE CONSIDERED.  IT IS IMPORTANT THAT YOUR SHARES BE VOTED.

By Order of the Board of Directors
/s/ Allyson Cwiek
Allyson Cwiek Secretary

Columbia, Maryland
July 26, 2013

Carrollton Bancorp
Proxy Statement

CARROLLTON BANCORP
2328 West Joppa Road, Suite 325
Lutherville, Maryland  21093
410-494-2580

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 28, 2013

SOLICITATION, VOTING AND REVOCATION OF PROXIES

This Proxy Statement (the “Proxy Statement”) and the enclosed proxy has been furnished on or about July 26, 2013, to the stockholders of Carrollton Bancorp (or the “Company”) as of the close of business on July 9, 2013, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or “Board of Directors”) to be voted at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 28, 2013, at 10:00 a.m., prevailing local time, and any adjournments thereof.  The Annual Meeting will be held at our Operations Center which is located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

The Board of Directors has selected Robert Aumiller, Mark Caplan, and Shaun Murphy to act as proxies with full power of substitution.  A proxy may be revoked at any time prior to its exercise by (i) giving written notice of revocation to the Company, (ii) executing and delivering a proxy to the Company bearing a later date, or (iii) attending the Annual Meeting and voting in person.  The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder’s proxy.

Please complete, date, and sign the accompanying proxy card and return it to us promptly in the enclosed envelope. If a proxy card is properly executed and returned in time for voting, the shares represented thereby will be voted as indicated thereon.

We do not know of any matter to be presented at the Annual Meeting except as described herein. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card intend to vote the proxies granted to them according to their best judgment.

The Company will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, we also may solicit proxies personally or by telephone through our directors, officers, and regular employees. The Company also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

A separate notice of our intention to use the householding rules promulgated by the SEC is included with this mailing and is described below on page 23. Please note that if you own shares of the Company’s common stock through a nominee (such as bank or broker), information regarding householding should be forwarded to you by the nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 28, 2013

The Company’s proxy statement for the 2013 Annual Meeting of Stockholders and the Company’s Annual Report for the year ended December 31, 2012, are available at: http://www.baybankmd.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx

Quorum Requirement

Consistent with state law and the Company’s Bylaws, the presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting.  Abstentions and broker non-votes will be counted toward the presence of a quorum.

Voting Procedures

A stockholder is entitled to one vote for each share owned.

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of common stock (a “broker non-vote”) on any non-routine, contested matter unless you provide voting instructions to your broker, bank or other nominee.  You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee when it sends this Proxy Statement to you.  You may not vote shares held in street name by returning a proxy card directly to the Corporation or by voting in person at your annual meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or nominee.

The matters to be voted on pursuant to Proposal 1, Proposal 2, Proposal 3, Proposal 5 and Proposal 6 are non-routine items.  Proposal 4, to ratify the appointment of McGladrey, LLP as the Company’s independent registered public accounting firm for 2013, is considered a routine item for which street name shares may be voted without specific instructions.  If your street name holder of record signs and returns a proxy card on your behalf but does not indicate how the common stock should be voted, the shares of common stock represented on the proxy card will be voted FOR ratification of the appointment of McGladrey, LLP as the Company’s independent registered public accounting firm for 2013 but will not be voted on any other proposal.

Stockholder votes are tabulated by the Company’s transfer agent, American Stock and Transfer Company. Proxies received by the Company, if the proxy card granting such proxy is properly executed and delivered, and not revoked, will be voted in accordance with the voting specifications made on such proxy. Properly executed, unrevoked proxies received by the Company on which no voting specification has been made by the stockholder will be voted FOR the amendment of the Charter to declassify the Board of Directors in Proposal 1, FOR the nine nominees named in Proposal 2 if Proposal 1 is approved by stockholders, FOR the three nominees named in Proposal 3 if Proposal 1 is not approved by stockholders, FOR the ratification of the appointment of McGladrey, LLP as the Company’s independent registered public accounting firm for 2013 in Proposal 4, FOR the adoption of the non-binding advisory resolution approving the compensation paid to the Company’s named executive officers in Proposal 5, that future Say-on-Pay Votes be held every “1 YEAR” in Proposal 6, and in the discretion of the proxies with respect to any other matter that may properly come before the meeting or any adjournments or postponements thereof pursuant to Proposal 7, except that shares held by brokers or other nominees for which instructions were not received by the beneficial owners will only be voted with respect to Proposal 4.  Stockholders who execute and deliver proxy cards retain the right to revoke them in the manner described above.

Voting Securities; Record Date

The close of business on July 9, 2013 has been fixed by the Board of Directors as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

There were _________ shares of the Company’s common stock, $1.00 par value per share, outstanding as of the record date.

PROPOSAL 1
CHARTER AMENDMENT TO DECLASSIFY THE BOARD OF DIRECTORS

The Board of Directors has set the total number of directors at nine, in accordance with the Company’s Articles of Incorporation, as amended and restated (the “Charter”), and Bylaws.  Currently, the Company’s Board of Directors is divided into three classes, as nearly equal in number as possible.  Each year, the directors in one class are elected to serve for a term of three years, and until their respective successors are duly elected and qualified.  After careful consideration, the Board proposes to amend the Charter to eliminate the present three-year, staggered terms of its directors and instead provide for the annual election of directors (the “Declassification Amendment”).

Proposed Declassification Amendment

At the Annual Meeting, stockholders will be asked to approve the Declassification Amendment, the text of which is attached as Appendix A and incorporated herein by reference.  If the Declassification Amendment is approved by the stockholders, directors will be elected to one-year terms beginning as soon as the Declassification Amendment becomes effective.  All current directors whose three-year terms would not otherwise expire at the conclusion of this Annual Meeting have agreed that their current terms will end upon the effectiveness of the Declassification Amendment and to thereafter serve one-year terms, until the 2014 annual meeting and until their successors are duly elected and qualified.

Rationale for Declassifying the Board

The Board took into consideration arguments in favor of and against continuation of the classified Board and determined that it is in the Company’s best interests to propose to declassify the Board.  In its review, the Board considered the advantages of maintaining the classified Board structure in light of the Company’s current circumstances, including that a classified Board structure enhances Board continuity and stability and helps the Company attract and retain committed directors who are able to develop a deeper knowledge of our business and the environment in which the Company operates and focus on long-term strategies.  Classified boards also provide protection against certain abusive takeover tactics and more time to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the Board in a single year.  Although the Board continues to believe that these are important considerations, the Board also considered potential advantages of declassification in light of the Company’s current circumstances, including the ability of stockholders to evaluate directors annually.  Annually elected boards are perceived by some institutional stockholders as increasing the accountability of directors to all stockholders.  After carefully weighing all of these considerations, the Board declared the Declassification Amendment advisable and recommended that the stockholders approve the Declassification Amendment by voting in favor of this Proposal 1.

Vote Required

The Maryland General Corporation Law requires that the Declassification Amendment be approved by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of common stock of the Company entitled to vote in the election of directors.  Accordingly, abstentions and broker non-votes will have the same effect as a vote “Against” the proposal.

Dissenter’s Rights

The Charter expressly permits the Company to amend the Charter in a way which alters the contract rights, as expressly set forth in the Charter, of any outstanding stock and substantially adversely affects the stockholder’s rights.  Accordingly, pursuant to the Maryland General Corporation Law, stockholders do have dissenter’s rights in connection with the Declassification Amendment.

Legal Effectiveness

If the Declassification Amendment is approved by the requisite vote of the stockholders, then it will become effective as soon as it is filed with the State Department of Assessments and Taxation of Maryland.  If approved, the Company intends to make such filing promptly after this Annual Meeting.

In the event that the stockholders do not approve the Declassification Amendment by the requisite vote, then the Charter will remain unchanged and the classified Board structure of the Company will remain in place.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the approval of the Declassification Amendment.

PROPOSAL 2
IF PROPOSAL 1 IS APPROVED, THE ELECTION OF NINE DIRECTORS
TO SERVE UNTIL THE 2014 ANNUAL MEETING

If the Company’s stockholders approve Proposal 1 at the Annual Meeting, then the stockholders will be asked to elect Robert J. Aumiller, Steven K. Breeden, Kevin G. Byrnes, Mark M. Caplan, Kevin B. Cashen, Harold I. Hackerman, Charles L. Maskell, Jr., Shaun E. Murphy and Joseph J. Thomas to the Board of Directors to serve for one-year terms until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified.  Biographical and other information regarding each of the nominees is set forth below in the section of this proxy statement entitled, “Information Regarding Directors and Director Nominees”.

The election of these nominees is contingent on, and will be effective only upon, the effectiveness of the Declassification Amendment proposed in Proposal 1. If the stockholders do not approve Proposal 1, then this Proposal 2 will not be submitted to a vote of the stockholders at the Annual Meeting and Proposal 3 will be submitted in its place.

All of the nominees are current directors of the Company and its bank subsidiary, Bay Bank, F.S.B. (“Bay Bank”), and were elected on April 19, 2013 when the Board was reconstituted pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 8, 2012 (the “Merger Agreement”), by and among the Company, Jefferson Bancorp, Inc. (“Jefferson”) and Financial Services Partners Fund I, LLC (“FSPF”).  Pursuant to the Merger Agreement, the Company merged with Jefferson in a reverse-merger transaction, with the Company as the surviving corporation (the “Merger”).  At the same time, the Company’s bank subsidiary, Carrollton Bank, merged with and into Bay Bank, a subsidiary of Jefferson, with Bay Bank as the surviving bank.  The Merger Agreement was approved by the Company’s stockholders.  When used in this proxy statement, the term “Bank” refers to Carrollton Bank for periods prior to April 19, 2013 and Bay Bank for periods on and after such date.

Each nominee has consented to serve as a director, if elected.

Vote Required

A plurality of the shares voted at the Annual Meeting, assuming a quorum is present, is necessary to elect a nominee as a director. In other words, the nominee who receives the greatest number of votes cast for that directorship position, up to the number of nominees up for election, will be elected.  Withheld votes and broker non-votes if any, will have no effect on the outcome of the vote for the election of directors.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees as directors of the Company.

In the event that any of the nominees should be unable to serve on the Board of Directors, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their sole discretion, shall determine.  The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.  Alternatively, the Board of Directors may elect to further reduce the size of the Board of Directors.

PROPOSAL 3
IF PROPOSAL 1 IS NOT APPROVED, THE ELECTION OF THREE DIRECTORS
TO SERVE UNTIL THE 2016 ANNUAL MEETING

If the Company’s stockholders do not approve Proposal 1 at the Annual Meeting, then stockholders will be asked to elect Steven K. Breeden, Kevin B. Cashen and Harold I. Hackerman to the Board of Directors to serve for three-year terms until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.  Biographical and other information regarding each of the nominees is set forth below in the section of this proxy statement entitled, “Information Regarding Directors and Director Nominees”.

If the Company’s stockholders approve Proposal 1, then this Proposal 3 will not be submitted to a vote of the stockholders at the Annual Meeting and Proposal 2 will be submitted in its place.

Vote Required

A plurality of the shares voted at the Annual Meeting, assuming a quorum is present, is necessary to elect a nominee as a director. In other words, the nominee who receives the greatest number of votes cast for that directorship position, up to the number of nominees up for election, will be elected.  Withheld votes and broker non-votes if any, will have no effect on the outcome of the vote for the election of directors.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees as directors of the Company.

In the event that any of the nominees should be unable to serve on the Board of Directors, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their sole discretion, shall determine.  The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.  Alternatively, the Board of Directors may elect to further reduce the size of the Board of Directors.

INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

The following disclosure provides, as of June 1, 2013, the names and ages of all nominees, the principal occupation and business experience of each nominee during at least five years, and their qualifications for service as a director.  The material also contains information regarding those directors whose terms continue beyond the date of the Annual Meeting.

Robert J. Aumiller, 65. Mr. Aumiller is the President of Mackenzie Commercial Real Estate Services, LLC, a commercial real estate brokerage where he has been for over 30 years.  Mr. Aumiller acts as Project Team Leader and oversees and participates in all facets of the operation of the company. Mr. Aumiller is broker of record for the company and has been a licensed real estate broker for more than 25 years.  Mr. Aumiller also has significant commercial development experience, having been involved in build-to-suit projects and equity participations and acquisitions, as well as services relating to site selection, marketing and feasibility analysis, building design and construction, financing, and management of various industrial, medical and office facilities. Mr. Aumiller is also an attorney who, prior to joining Mackenzie in 1983, was engaged in private practice representing various real estate investors and developers. Prior to that time, Mr. Aumiller was an Assistant Attorney General for the State of Maryland and, among other clients, represented the Maryland Real Estate and Banking Commissions and served as counsel to the Maryland State Department of Assessments and Taxation. Mr. Aumiller is past president of the Maryland Chapter of NAIOP and has lectured both locally and nationally on build-to-suit development and the development process. Mr. Aumiller is also a stockholder and serves as Executive Vice President of Mackenzie Ventures, LLC, the holding company that owns and operates all of the various Mackenzie Companies.  Mr. Aumiller, who serves on the Executive and Compensation Committees, has served as a director of Carrollton Bancorp and Carrollton Bank since 2001.

The Board of Directors of Carrollton Bancorp and Carrollton Bank each believe that Mr. Aumiller’s qualifications for serving on their Board of Directors include his experience as both a commercial and residential developer, which gives him valuable insight into the sector in which we originate a large portion of our loans, as well as his entrepreneurial, financial and operational expertise.

Steven K. Breeden*, 54.  Mr. Breeden is a principal in Security Development Corporation, a diversified real estate development company located in Howard County, Maryland.  Mr. Breeden has been with Security Development for more than 32 years, where his work has involved financial analysis of commercial real estate projects, economic modeling and daily project monitoring.  He is responsible for the company’s banking relationships.    Mr. Breeden holds a Master’s degree in Finance. Mr. Breeden, who serves on the Compensation Committee, has served as a director of Carrollton Bancorp and of Carrollton Bank since 1995.

The Board of Directors of Carrollton Bancorp and Bay Bank each believe that Mr. Breeden’s qualifications for serving on their Board of Directors include his knowledge of the Bank’s business and operations as a result of his years of service as a director of the Company and the Bank and his involvement for more than 30 years in most aspects of real estate development, with a concentration in complex financing, of thousands of residential lots, and dozens of strip centers and apartments throughout the Baltimore area, with a concentration in Howard County. This experience has allowed him to develop an extensive understanding of the real estate industry and market conditions in one of the areas in which we originate mortgage loans. With continuing ownership interests in many real estate product types, Mr. Breeden brings his financial and real estate expertise to the Board as he is in touch with the financial and housing markets daily.

Kevin G. Byrnes*, 66.  Mr. Byrnes has served in various leadership positions in the banking industry over the last forty years. Mr. Byrnes was most recently the President and Chief Operating Officer of Provident Bank, a $6.5 billion, 150 branch commercial bank located in Baltimore, Maryland. The core of Mr. Byrnes’s executive level experience is focused on the greater Baltimore/Washington, D.C. market. Mr. Byrnes was with Chase Manhattan Bank for twenty-five years, holding various executive management positions, including Regional Executive for the Long Island, N.Y. market, the upstate N.Y. “six-city” market, and CEO of Chase Bank of Maryland,   Mr. Byrnes, who serves on the Executive, Audit, Compensation Committees and is Chairman of the Nominating/Corporate Governance Committee, has served as a director of Carrollton Bancorp since April 19, 2013 and of Bay Bank since July 2010.  Mr. Byrnes serves on the board of Medifast, a NYSE company and is Chairman of the Board of Stevenson University, Stevenson Maryland.

Mr. Byrnes is an experienced executive with proven success in growing market share and profitability in the highly-competitive retail and commercial banking industries. He is particularly skilled in identifying emerging market opportunities and quickly developing an end-to-end business strategy to capture them. He also possesses the objectivity and political courage necessary to rapidly turn around under-performing operations and refocus management’s attention towards the bottom line. His reputation for breaking down communications “silos” within organizations and developing future leaders by providing them with clear and consistent goals and the tools necessary to execute make him an apt choice to serve on the Board of Directors.

Mark M. Caplan*, 55.  Mr. Caplan is a Baltimore native who has been very active in real estate investment and management as well as equipment and vehicle financing in the region.  He is the President and CEO of the Time Group, a real estate equity firm where he has worked since 1980.  Time Group has interests in approximately 6,000 units in multi-family, manufactured housing, and senior living.  He is also a founder and is currently the Chairman of the WPM Real Estate Group, a manager of multi-family properties as well as other property types currently comprising in excess of 17,000 units.  In addition to his real estate activities, Mr. Caplan is President of Madison Capital, an independent vehicle and equipment financing firm he founded in 1984.  Mr. Caplan was previously on the Board of Sterling Bank & Trust which was sold to Carroll County Bank & Trust in the late 1990s.  Mr. Caplan is active in the non-for-profit community in Baltimore, having served on the Boards of The Walters Art Museum, The Bryn Mawr School, The Gilman School, Center Stage and St. Ignatius Loyola Academy.  Mr. Caplan is a graduate of Johns Hopkins University where he received his Bachelor of Arts degree in Social & Behavioral Sciences and received his Master of Business Administration from the Columbia Business School.  Mr. Caplan, who serves on the Audit Committee and the Compensation Committee of the Company’s Board, has served as a director of Carrollton Bancorp since April 19, 2013 and of Bay Bank since April 2012.

The Board of Directors of Carrollton Bancorp and Bay Bank each believe that Mr. Caplan’s qualifications for serving on their Board of Directors include his experience investing in real estate, general management experience, as well as credit experience lending to businesses in the mid-Atlantic region.

Kevin B. Cashen, 51.  Mr. Cashen has over 29 years of experience in community banking in Virginia and Maryland. He began his career at Loyola Federal Savings & Loan in 1984, moving to Signet Banking Corp. in 1985 where he led several initiatives within the real estate lending division in the Baltimore and Washington, D.C. area. Mr. Cashen then joined Consumer Finance Company, a wholly owned subsidiary of Chevy Chase Bank, in 1995 as President. He was responsible for transforming the company from a regional operation in two states to a national operation in sixteen states. Mr. Cashen was in charge of 360 employees in areas of loan origination, credit administration, collections, and risk management. Mr. Cashen then joined Chevy Chase Bank in Bethesda, Maryland in 2000, as a Senior Vice President in the Commercial Banking Division. Mr. Cashen co-managed the bank’s $2.6 billion commercial loan book and was responsible for the division’s marketing, business development, operations, and compliance from 2000 through 2009. In the nine years Mr. Cashen spent in Chevy Chase Bank’s Commercial Division, he helped grow the loan portfolio from $838 million to $1.5 billion and deposit balances from $270 million to $1.3 billion.  Upon leaving Chevy Chase Bank in 2009, Mr. Cashen was a consultant until joining Bay Bank in July 2010. Mr. Cashen, who serves on Executive Committee of the Company’s Board, has served as a director of Bay Bank, FSB since July 2010, Carrollton Bancorp since April 19, 2013 and its predecessor, Jefferson Bancorp, Inc., since July 2010.

The Board of Directors of Carrollton Bancorp and Bay Bank each believe that Mr. Cashen’s qualifications for serving on their Boards of Directors include (i) his extensive background in all aspects of  banking including his strategic and operational knowledge, (ii) his experience in building and managing  businesses within the banks where he worked , (iii) his experience as a director of numerous organizations, and (iv) his knowledge of the business community as an active and involved business leader and native of the Baltimore market, which assists the Bank in its marketing efforts.

Harold “Hal” Hackerman*, 61.  Mr. Hackerman is a director in the Audit, Accounting, and Consulting Department of Ellin & Tucker, Chartered, a regional accounting firm headquartered in Baltimore.  Mr. Hackerman has been with Ellin & Tucker since 1984.   During his accounting career, he has had responsibility for both publicly traded and closely held businesses.  His industry expertise includes wholesale distribution, manufacturing, not-for-profit, fast-food, brokerage, real estate, and construction organizations.  In addition, Mr. Hackerman has extensive experience in mergers and acquisitions, assisting companies in financially troubled situations and bankruptcies representing debtors, unsecured creditors, and secured lenders.  He is a graduate of Fairleigh Dickinson University where he earned a Bachelor of Science degree.  Mr. Hackerman, who serves on the Audit and Nominating/Corporate Governance Committees of the Company’s Board, has been a director of Carrollton Bancorp and Carrollton Bank since 2002.

Mr. Hackerman’s extensive public accounting experience has given him a thorough understanding of financial regulations applicable to Carrollton Bank and Carrollton Bancorp, and he brings valuable insight as to accounting-related matters such as internal controls, which makes him an appropriate choice to serve on the Board of Directors of both the Bank and Carrollton Bancorp.

Charles L. Maskell Jr.*, CPA, 53.  Mr. Maskell began his career as a CPA in a public accounting firm in 1982 and for over 15 years has been Managing Director and Partner for accounting, audit and consulting services firms. He is a founder and the Managing Director of Chesapeake Corporate Advisors, LLC, a corporate advisory and management consultant firm, a position he has held since December 2005. In this role Mr. Maskell provides emerging and middle market companies with business strategy, valuations, and mergers and acquisitions services. He also provides clients with litigation support in connection with commercial litigation in matters of valuation, lost-profits, stockholder disputes and other matters. Mr. Maskell regularly consults with clients regarding divestitures, acquisitions and mergers conducting both strategic and fair market value engagements. From January 1998 through November 2005, Mr. Maskell was Managing Director – Consulting Services with RSM McGladrey, Inc., a national business consulting, accounting and tax firm with focus on middle market companies. Mr. Maskell is a Certified Business Appraiser through The Institute of Business Appraisers and is certified in Mergers and Acquisitions through the Alliance of Merger and Acquisition Advisors. He also served as Chairman and Member of Accounting Advisory Board for Loyola University of Maryland and is a member of the Sellinger School of Business Board of Sponsors.  Mr. Maskell, who serves as Chairman of the Audit Committee of the Company’s Board, has served as a director of Carrollton Bancorp since April 19, 2013 and of Bay Bank since May 2012.

The Board of Directors of Carrollton Bancorp and Bay Bank each believe that Mr. Maskell’s qualifications for serving on their Board of Directors include his experience in public accounting and corporate advisory work, which gives him informed insight into lending the small and middle market businesses as well as experience in the financial reporting and corporate governance required by the bank.

Shaun E. Murphy, 52.  Mr. Murphy is currently a Managing Director at Hovde Private Equity Advisors, LLC, a private equity investment firm based in Washington DC.  Prior to joining Hovde in 2011, Mr. Murphy had an extensive banking and financial services career in and around the mid-Atlantic region.  From 2005 to 2011, Mr. Murphy was the Chief Operating Officer/Managing Director – Structured Finance for CapitalSource, Inc, a commercial lender located in Chevy Chase, Maryland where he managed a staff of over 40 professionals in providing risk and portfolio management to the company’s significant loan portfolio.  Prior to CapitalSource, Mr. Murphy was the Chief Credit Officer for PNC Capital Markets, Inc. and Credit Executive for PNC’s entire corporate banking portfolio.  At PNC, Mr. Murphy was responsible for, among other duties, developing the company’s credit policies and procedures and creating a credit framework to manage and monitor the credit risk in the company’s loan and investment portfolios.  Mr. Murphy also spent time with Allfirst Bank, Riggs National Bank and HSBC Bank USA in a variety of business development, risk management and regulatory relations roles.  Mr. Murphy has his Master of Science from The London School of Economics and Political Science and a Bachelor of Science degree in Finance from Villanova University.  Mr. Murphy, who serves on the Nominating/Corporate Governance Committee of the Company’s Board, has served as a director of Carrollton Bancorp since April 19, 2013 and of Bay Bank since April 2012.

The Board of Directors of Carrollton Bancorp and Bay Bank each believe that Mr. Murphy’s qualifications for serving on their Board of Directors include his comprehensive experience in risk management, regulatory affairs, and the increasingly important compliance function at financial institutions in the United States and Europe.  In addition, Mr. Murphy has significant managerial experience in credit resolutions across all major lending disciplines.  Mr. Murphy has also worked successfully with the various bank regulatory agencies to resolve complex matters involving risk, governance, and compliance at a number of financial institutions.  Moreover, Mr. Murphy brings valuable insights and experience from his more than 25 years of bank operations and business development in national and local markets, including the Baltimore-Washington corridor.

Joseph J. Thomas, 49.  Mr. Thomas is Managing Director of Hovde Private Equity Advisors LLC, a private equity investment firm.  Mr. Thomas has overall responsibility for leading the day-to-day operations of the private equity fund, sourcing and underwriting investments, and formulating business strategies for companies in which the fund invests.  Before joining Hovde in 2006, Mr. Thomas enjoyed a distinguished 20-year career with Wachovia Corporation and was most recently Managing Director and Head of Financial Institutions Investment Banking.  Over the course of his career at Wachovia, Mr. Thomas held a range of corporate finance, capital markets and investment management positions.  Mr. Thomas serves as a Director of FirstAtlantic Financial Holdings, Inc., a community bank in Jacksonville, FL and now serves as a director of Middlefield Bancorp, a community bank in Middlefield, Ohio. Mr. Thomas holds a Masters of Business Administration degree from the Fuqua School of Business at Duke University and a Bachelor of Arts degree from the University of Virginia.  In addition, Mr. Thomas is a Chartered Financial Analyst and a member of the CFA Society of Washington, DC.  He is a National Association of Corporate Directors Governance Fellow.  Mr. Thomas also serves as a Trustee of the Saint Stephens and Saint Agnes School Foundation and is an Emeritus Trustee of the College of Arts and Sciences Foundation at the University of Virginia.  Mr. Thomas, who serves on the Executive Committee and as the Chairman of the Company, has served as a director of Carrollton Bancorp since April 19, 2013 and of Bay Bank since July, 2010.

The Board of Directors of Carrollton Bancorp and Bay Bank each believe that Mr. Thomas’s qualifications for serving on their Board of Directors include his experience in the banking industry for nearly 30 years in a variety of capacities.  He has achieved various designations as a financial services industry expert, serving on several community bank boards, and was the founding Chairman of the Company in 2010.

*      Denotes a director that the Board of Directors has determined to be an “independent director” as defined under the listing standards of the NASDAQ Stock Market Rules (the “Listing Standards”).

Family Relationships

There are no family relationships between our directors and our executive officers.

CORPORATE GOVERNANCE

Board Leadership, Oversight of Risk Management

   The Company currently has an independent chairman separate from the CEO. The Board believes it is important to maintain independence in its Board leadership structure and firmly supports having an independent director in a Board leadership position at all times. The Company’s chairman provides independent leadership of the Board. The Board believes that having an independent chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The chairman also serves as a liaison between the Board and senior management. The Company’s Board has determined that the current structure, an independent chair, separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position.  We do not believe that this structure has any impact on the Board’s oversight of risk management.

   The Board of Directors, together with the Audit, Executive, Nominating/Corporate Governance, Asset Liability, Loan and Compensation Committees of the Board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors for both the Company or the Bank on risk-related matters within their areas of oversight, which provides the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks.

   In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk.

   At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The chief credit officer and chief financial officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Cashen, our chief executive officer, and lead management’s risk discussions at Board and committee meetings. Outside of formal meetings, the Board, its committees, and individual Board members have regular access to senior executives, including the chief credit officer and chief financial officer.

   We do not believe that the Board’s role in risk management has any impact on its leadership structure as discussed above.

Director Independence

The Company’s Board of Directors has determined that each of Steven K. Breeden, Kevin G. Byrnes, Mark M. Caplan, Harold I. Hackerman, and Charles L. Maskell, Jr., is an “independent director” as defined in Listing Standards Rule 5605(a)(2), and these independent directors constitute a majority of the Company’s Board of Directors.

Each member of the Nominating and Corporate Governance Committee is an “independent director” except for Shaun E. Murphy, and each member of the Compensation Committee is an “independent director” except for Robert J. Aumiller.  In appointing Mr. Murphy to the Nominating and Corporate Governance Committee and Mr. Aumiller to the Compensation Committee, the Board relied on the “controlled company” exemption provided in Listing Standards Rule 5615.  This rule provides that, among other things, the members of a controlled company’s nominating committee and compensation committee need not be “independent directors”.  The Company is a “controlled company” because more than 50% of the Company’s voting power for the election of directors is held by a single stockholder.   Each member of the Audit Committee satisfies the independence requirements of Listing Standards Rule 5605(c)(2)(A).

Charles E. Moore, Jr., Harold I. Hackerman, William L. Hermann, Howard S. Klein and Bonnie L. Phipps served on the Audit Committee in 2012 and, during their periods of service, satisfied the independence requirements of Listing Standards Rule 5605(c)(2)(A). During 2012, Bonnie L. Phipps, Harold I. Hackerman, William L. Hermann and David P. Hessler served on the Compensation Committee and, during their periods of service, satisfied the independence requirements of Listing Standards Rule 5605(a)(2).  During 2012, David P. Hessler, Steven K. Breeden and Charles E. Moore, Jr. served on the Nominating Committee and, during their periods of service, satisfied the independence requirements of Listing Standards Rule 5605(a)(2).

In making its determination with respect to the independence of each director, the Board did not consider any transactions by the Company’s directors that are approved under our guidelines with respect to credit relationships as more fully described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions,” unless such transaction resulted in a per se independence disqualification under the NASDAQ independence rules.  There were no transactions considered by the Board of Directors in determining the independence of directors that are not discussed in such section.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee.  Bay Bank also has a number of standing committees, including the Asset/Liability and Investment Committee and Loan Committee.  The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are discussed below.  The Company has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, copies of which are available on the Company’s website at www.baybankmd.com under the “About Bay Bank” section.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is composed of Charles L. Maskell, Jr., Chairman, Kevin G. Byrnes, Harold I. Hackerman and Mark M. Caplan.  During 2012, Charles E. Moore, Jr., William L. Hermann, Howard S. Klein, and Bonnie L. Phipps also served on the Audit Committee.  The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors.  The Audit Committee reviews the Company’s Forms 10-K and 10-Q prior to filing.  Members of the committee meet all applicable requirements of the Exchange Act, the Federal Deposit Insurance Act and related regulations, and Listing Standards for financial, accounting or related expertise.  The Board of Directors has determined that Mr. Harold I. Hackerman qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC.  During 2012, the Audit Committee held 8 meetings.  The Audit Committee also approves all insider loans.  The Audit Committee may also examine and consider other matters relating to the financial affairs of the Company as it determines appropriate.

The Compensation Committee is composed of Mark M. Caplan, Chairman, Robert J. Aumiller, Steven K. Breeden and Kevin G. Byrnes.  During 2012, Bonnie L. Phipps, Harold I. Hackerman, William L. Hermann and David P. Hessler also served on the Compensation Committee.  The purpose of the Compensation Committee is to review and approve major compensation and benefit policies of the Company and the Bank.  The Compensation Committee reviews the current industry practices regarding compensation packages provided to executive management and the Board of Directors, including salary, bonus, stock options and other perquisites.  Based on recommendations from the President and CEO, the Compensation Committee approves compensation provided to members of executive management, excluding the President and CEO, and presents the recommendations for compensation to the Board of Directors for approval.  The Compensation Committee also evaluates and recommends to the Board of Directors fees for non-employee directors and conducts an annual review of the CEO’s performance.  The CEO’s performance review is generally based on objective criteria including Company performance, accomplishment of strategic objectives, development of management, and other measures of performance.  Any changes in CEO compensation would be recommended by the Compensation Committee to the full Board.

The Compensation Committee also administers the Carrollton Bancorp 2007 Equity Plan (the “2007 Equity Plan”) and the Carrollton Bancorp 1998 Long Term Incentive Plan, as amended (the “1998 Plan”).  No new grants will be made under the 1998 Plan.

During 2012, the Compensation Committee held one meeting.

The compensation committee has not routinely engaged compensation consultants from outside the Company, though the committee has the right under its charter to engage compensation consultants or other outside advisors if it so chooses. The committee may retain, terminate and approve professional fees (subject to Board ratification) related to compensation consultants or other advisors as appropriate.

The Nominating and Corporate Governance Committee is composed of Kevin G. Byrnes, Chairman, Harold I. Hackerman, Charles L. Maskell, Jr., and Shaun E. Murphy.  During 2012, David P. Hessler, Steven K. Breeden and Charles E. Moore, Jr. also served on the Nominating Committee.  The purposes of the Nominating and Corporate Governance Committee are (a) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for the next annual meeting of stockholders, (b) to recommend to the Board the corporate governance principles applicable to us, (c) to lead the Board in its annual review of its performance, and (d) to recommend to the Board members the chairpersons of each committee.  The Nominating and Corporate Governance Committee met one time in 2012.

Code Of Ethics

The Company has a Code of Ethics that applies to all of its employees and directors with a specific code applicable to the Chief Executive Officer and the Chief Financial Officer.  The codes of ethics are posted on the Company’s website at www.baybankmd.com.  The Company intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the Chief Executive Officer, the Chief Financial Officer, the Controller and persons performing similar functions.

Attendance at Board Meetings and Annual Meetings

The Board of Directors of the Company met 13 times and the Board of Directors of the Bank met 11 times during the year ended December 31, 2012.  The Board of Directors of the Bank meets regularly 12 times each year.  No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period served) and (ii) the total number of meetings held by all committees of the Board on which that person served (held during the period served).  The Company expects, but does not require, directors to attend the annual meeting of stockholders.  The 2012 annual meeting of stockholders was attended by all persons who were then serving as directors of the Company.

Stockholder Communications with the Board

Stockholders may send communications to the Board by mailing the same addressed to: Board of Directors, Carrollton Bancorp, 2328 West Joppa Road, Suite 325, Lutherville, Maryland 21093.  Mail sent to directors at this address is forwarded to the applicable director(s) by the Corporate Secretary.

Director Nominations and Recommendations

The Nominating Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board.  The Nominating Committee periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates.

To identify potential nominees for the Board, the Nominating Committee first evaluates the current members of the Board willing to continue in service.  Current members of the Board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives and in view of our developing needs.  If necessary, the Nominating Committee then solicits ideas for possible candidates from a number of sources, which can include other Board members, senior management, and individuals personally known to members of the Board. The Nominating Committee may also retain a third party to assist it in identifying potential nominees; however, the committee has not done so in the past.  The Nominating Committee will review potential nominees to ensure that the nominee possesses appropriate skills and characteristics that are complementary to the then current make-up of the Board and the needs of the Company. This assessment includes the following factors: diversity that the potential nominee will bring to the Board (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Nominating or the full Board finds to be relevant. It is the practice of the Nominating/Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors. Additionally, the Nominating Committee believes that it is important for candidates recommended for nomination to have the ability to attract business to the Company, live or work within the communities in which the Company operates, and possess the skills and expertise necessary to provide leadership to the Company, and considers these factors when evaluating potential director candidates.  In addition, a candidate will not be considered for nomination unless he or she (a) is of good character, (b) is a citizen of the United States, (c) owns shares of the Company’s common stock, the aggregate value of which is not less than $500, as determined in accordance with the Financial Institutions Article of the Annotated Code of Maryland, and (d) satisfies all other requirements imposed under applicable law.

In nominating candidates for election, the Nominating Committee will consider candidates recommended by the Company’s stockholders.  A stockholder recommendation must be timely delivered in writing to the Secretary of the Company prior to the meeting.  To be timely, the notice must be delivered within the time period required for nomination of directors by stockholders set forth in Section 7 of Article I of the Company’s Bylaws, which requires, generally, that such notice be delivered not less than 60 days nor more than 90 days prior to the date of the annual meeting.  The notice must include:

•	information regarding the stockholder making the nomination, including name, address, and the number of shares of our stock beneficially owned by the stockholder; and

•
the name, age, principal occupation or employment and residence and business address of the person(s) being nominated and such other information regarding each nominee that would be required in a proxy statement filed pursuant to the proxy rules adopted by the SEC if the person had been nominated for election by or at the direction of the Board of Directors.

It must be noted that a stockholder recommendation is not a nomination, and there is no guaranty that a person recommended by a stockholder will be nominated for election.  In addition to any other applicable requirements for nominations for election to the Board of Directors outside of the procedures established by the Nominating Committee for consideration by the committee for candidates as Board nominees for directors, and even if the nomination is not to be included in the proxy statement, a stockholder who is entitled to vote for the election of directors and who desires to nominate a candidate for election to be voted on at an annual meeting of stockholders may do so only in accordance with Section 7 of Article I of the Company’s Bylaws.  A stockholder’s notice shall be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting, as established pursuant to Section 1 of Article I of the Bylaws, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, then notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.  A stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Exchange Act; and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of the Company’s capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to the Company’s directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Total
Robert J. Aumiller	$19,350	$1,635		$20,985
Steven K. Breeden	$19,700	$1,635		$21,335
Albert R. Counselman	$17,050	$1,635		$18,685
Harold I. Hackerman	$18,400	$1,635		$20,035
William L. Hermann	$18,600	$1,635		$20,235
David P. Hessler	$16,350	$1,635		$17,985
Howard S. Klein	$23,000	$1,635		$24,635
Charles E. Moore, Jr.	$20,000	$1,635		$21,635
Bonnie L. Phipps	$17,785	$-		$17,785
John P. Rogers	$24,950	$1,635		$26,585
W. Charles Rogers, III	$15,900	$1,635		$17,535
Francis X. Ryan	$3,700	$-		$3,700
(1) Options held by each director as of December 31, 2012 are disclosed in the table in the section below entitled “Security Ownership of Management and Certain Security Holders.”

During 2012, directors who were not employees of the Company or Carrollton Bank received a monthly retainer fee of $750 and an additional $300 for attending each Board meeting.  The Chairman of the Company received a monthly retainer of $825 and $300 for attending each Board meeting.  The Chairman of the Bank received a monthly retainer of $1,087.50 and $400 for attending each Board meeting.  All directors received between $200 and $600 for each committee meeting attended.  Directors received compensation solely in their capacity as directors of the Bank and did not receive any additional fees for their service as directors of the Company. In addition, each non-employee director who was serving on the Board of Directors on the date of the 2012 annual meeting of stockholders received a grant of 300 shares of unrestricted stock pursuant to the 2007 Equity Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth, as of July 9, 2013 certain information concerning shares of our common stock of beneficially owned by: (i) each of the “named executive officers” of the Company as defined in the section of this proxy statement entitled “Executive Compensation”; (ii) each of the current directors and director nominees of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) each other person that we believe owns in excess of 5% of the outstanding common stock.  Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days (such as by exercising stock options or similar rights).  Except as otherwise noted, the address of each person named below is the address of the Corporation.

	Amount and Nature
	of Beneficial Ownership		Percentage of Class
Directors, Director Nominees and Named Executive Officers
Robert A. Altieri	19,836	(1)	*
Mark A. Semanie	600		—
Gary M. Jewell	15,000	(2)	*
Kevin B. Cashen	126,193	(3)	1.35%
H. King Corbett	34,659	(4)

			*
Robert J. Aumiller	15,728	(5)	*
Steven K. Breeden	41,109	(6)	*
Kevin G. Byrnes	23,064	(7)	*
Mark M. Caplan	28,617	(8)	*
Harold I. Hackerman	12,187	(9)	*
Charles L. Maskell	4,179	(10)
Shaun E. Murphy	1,957		—
Joseph J. Thomas	1,957		—

All Officers and Directors of the Company as a Group (13 persons)	314,856		3.37. %

5% Owners
Financial Services Partners Fund I, LLC	7,816,378	(11)	83.55%
William C. Rogers, Jr.	212,294	(12)

* Less than 1%

(1)
Includes 1,232 shares owned jointly by Mr. Altieri and his wife, 204 shares Mr. Altieri holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act, and 10,000 shares subject to fully vested and exercisable options to purchase shares.

(2)	Includes 15,000 shares subject to fully vested and exercisable options to purchase shares.

(3)	Includes 103,976 shares subject to fully vested and exercisable options to purchase shares.

(4)	Includes 34,659 shares subject to fully vested and exercisable options to purchase shares.

(5)	Includes 13,733 shares owned jointly by Mr. Aumiller and his wife and 1890 shares subject to fully vested and exercisable options to purchase shares.

(6)	Includes 31,618 shares owned jointly by Mr. Breeden and his wife and 1,890 shares subject to fully vested and exercisable options to purchase shares.

(7)	Includes 9,998 shares subject to fully vested and exercisable options to purchase shares.

(8)	Includes 4,443 shares subject to fully vested and exercisable options to purchase shares

(9)	Includes 9,861 shares owned jointly by Mr. Hackerman and his wife, and 1,890 shares subject to fully vested and exercisable options to purchase shares.

(10)	Includes 2,222 shares subject to fully vested and exercisable options to purchase shares.

(11)
Hovde Acquisition I LLC is the managing member of Financial Services Partners Fund I, LLC, having sole voting and investment power with respect to all shares. The address of Financial Services Partners Fund I, LLC is 1826 Jefferson Place NW, Washington DC, 20036.

(12)
Based upon information contained in a Schedule 13G/A filed with the SEC on January 7, 2013, Mr. Rogers has shared investment and voting power over 206,929 shares.  He has sole investment and voting power over 5,365 shares which includes 2,100 shares subject to fully vested and exercisable options to purchase shares.  Mr. Rogers’ address is 6 South Calvert Street, Baltimore, MD.

CHANGE IN CONTROL

On April 19, 2013, pursuant to the Merger, Jefferson merged with and into the Company, with the Company as the surviving corporation.  Pursuant to the Merger Agreement, the Company’s Board of Directors was reconstituted with the current directors.

Prior to the completion of the Merger, on April 18, 2013, FSPF purchased from Jefferson 918,197 shares of Jefferson common stock at a per share price of $11.98, for an aggregate cash consideration of $11 million (the “Investment”).

Upon the closing of the Merger, each outstanding share of Jefferson common stock, other than shares held by the Company, Jefferson or any of their respective wholly-owned subsidiaries and other than shares owned in a fiduciary capacity or as a result of debts previously contracted, was converted into the right to receive 2.2217 shares of the Company’s common stock.  As a result of the Merger, the Company issued approximately 7.9 million shares of Company common stock to Jefferson’s stockholders in the aggregate.  Pursuant to the terms and conditions of the Merger Agreement, the holders of the Company’s common stock elected to tender approximately 42% of the shares of Company common stock outstanding immediately prior to the Investment for cash at a value of $6.20 per share (the “Cash Election”).  As a result of the Merger and after giving effect to the Cash Election, FSPF owns approximately 84% of the outstanding common stock of the Company, and the holders of the Company’s common stock as of immediately prior to the Investment own approximately 16% of the Company’s outstanding common stock.

On April 19, 2013, in connection with the closing of the Merger, the Company entered into a Registration Rights Agreement with FSPF, which sets forth the right of FSPF to have the shares of common stock of the Company received by FSPF in the Merger registered with the SEC for public resale under certain conditions.

EXECUTIVE OFFICERS; SIGNIFICANT EMPLOYEES

Certain information regarding executive officers and significant employees of the Company and Bank other than those previously mentioned is set forth below:

Kevin B. Cashen – Mr. Cashen, age 51, has been President and Chief Executive Officer of the Company since April 19, 2013 when the Company merged with Jefferson Bancorp, Inc. (the “Merger”).  Mr. Cashen has served as the President and Chief Executive Officer of the Bank since July 2010, where he also served as the President and Chief Executive Officer of Jefferson Bancorp, Inc.  Between 2009 and his appointment with the Bank, Mr. Cashen served as a consultant for a wealth management firm.  Prior to that, since 2001, he served as Senior Vice President in the Commercial Banking Division of Chevy Chase Bank in Bethesda, Maryland, where Mr. Cashen co-managed the bank’s $2.6 billion commercial loan book and was responsible for the division’s marketing, business development, operations, and compliance from 2000 through 2009. In the nine years Mr. Cashen spent at Chevy Chase Bank, he grew loans from $838 million to $1.5 billion and deposit balances from $270 million to $1.3 billion.

Edward Schneider – Mr. Schneider, age 51, joined the Company as Executive Vice President/Chief Financial Officer on May 13, 2013.  Prior to joining the Company, Mr. Schneider was Chief Financial Officer and Treasurer of Annapolis Bancorp and Executive Vice President, Chief Financial Officer and Treasurer of BankAnnapolis from 2009 to 2013.  Before that, Mr. Schneider was Senior Vice President and Controller of CitiFinancial (a division of Citigroup) from 2005 until 2009 with responsibility for accounting and corporate governance for the division’s consumer finance branch network in the United States, Canada and Puerto Rico.

H. King Corbett – Mr. Corbett, age 61, has served as Executive Vice President and Chief Lending Officer since August 2010.  Mr. Corbett began his career with Maryland National Bank in 1974, where he completed their branch management training program and became active with their commercial branch management program.  After eight years at Maryland National Bank, Mr. Corbett joined Sovran Bank in the commercial middle market area in the Baltimore market.  In 1987, he joined First National Bank of Maryland (now M & T Bank) as the manager of their Northern Baltimore Middle Market Commercial Banking Unit.  Mr. Corbett spent the next 13 years at First National actively engaged in middle market commercial banking and capital markets for the bank.  Mr. Corbett joined SunTrust Bank in 2000 where he was an Executive Vice President managing the commercial middle market activities in the Maryland region for the bank.

Gary M. Jewell – Mr. Jewell, age 67, has been Senior Vice President – Electronic Banking since July 1998.  He was previously Senior Vice President and Retail Delivery Group Manager from March 1996 to July 1998.  Prior to joining the Bank, Mr. Jewell was Director of Product Management and Point of Sale Services for the MOST EFT network in Reston, Virginia from March 1995 to March 1996.

H. Les Patrick – Mr. Patrick, age 56, joined the Bank in September 2010 from Bank of America where he was managing Special Assets in the mid-Atlantic region.  He started his career in 1975 at National Bank of Washington where he completed their training program.  He also spent time at American Security Bank, Equitable Bank and Maryland National Bank in the real estate, commercial and credit groups.  Prior to Bank of America, he was most recently with Provident Bank in Baltimore where he served as the Chief Credit Officer from 2000 to 2006 and later as the Head of Real Estate Banking.  As head of Real Estate Banking, he managed a staff of 30 with a portfolio of $1.4B.  He left Provident in 2009 with the purchase by M & T Bank.

EXECUTIVE COMPENSATION

This section contains information about compensation received from the Company that was awarded to, earned by, or paid to (i) the Company’s principal executive officer and any other person who served in that capacity during 2012, (ii) the Company’s two most highly compensated executive officers other than the principal executive officer who were serving as such as of December 31, 2012 and whose total compensation (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000 during 2012, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) had they been serving as executive officers of the Company as of December 31, 2012 (the foregoing persons are referred to as the “named executive officers”).

During 2012, the executive officers of the Company and Carrollton Bank included:

Robert A. Altieri– Mr. Altieri, age 51, served as President and Chief Executive Officer of both Carrollton Bank and the Company between February 2001 and April 19, 2013.  Mr. Altieri was previously the Senior Vice President/Lending of the Bank since June 1994, and Vice President – Commercial Lending since September 1991.

Mark A. Semanie – Mr. Semanie, age 48, joined the Company in January 2010 as Senior Vice President and Chief Financial Officer and served until his resignation on January 13, 2013.  He was previously a self-employed business consultant specializing in the financial services industry from January – December 2009 and was Executive Vice President and Chief Financial Officer for Bay National Bank from October 2000 through December 2008.  Mr. Semanie passed the CPA exam in 1985 worked in Public Accounting from 1985 until 1993; he has 14 years experience as a Chief Financial Officer and 11 years working for publicly held institutions.

Gary M. Jewell.

The Company’s current principal executive officer, Kevin B. Cashen, was appointed to that position on April 19, 2013 in connection with the Merger and did not serve or receive any remuneration from the Company in 2012.  He did, however, serve and receive remuneration from Bay Bank prior to its merger with Carrollton Bank.

The Company’s current principal executive officer, Kevin B. Cashen, was appointed to that position on April 19, 2013 in connection with the Merger and did not serve or receive any remuneration from the Company in 2012.  Likewise, H. King Corbett, the Company’s Chief Lending Officer, was appointed to that position on April 19, 2013 in connection with the Merger and did not serve or receive any remuneration from the Company in 2012.

Overview of Compensation Program

The Company’s executive compensation program is designed to:

•	Align the financial interests of the executive officers with the long-term interests of the Company’s stockholders;

•	Attract and retain high performing executive officers to lead the Company to greater levels of profitability; and

•	Motivate and incent executive officers to attain the Company’s earnings and performance goals.

The compensation program for the Company’s executive officers has four primary components:

•	base salary;

•	annual incentive awards;

•	long-term equity-based awards; and

•	employee benefits and perquisites.

The Compensation Committee has the authority to obtain the advice and assistance of legal or independent compensation consulting firms as it deems desirable or appropriate.  In developing the compensation program for 2012, the Compensation Committee conducted a review of the executive compensation program.

Our compensation philosophy is to pay conservatively competitive base salaries based on individual experience, Company and individual performance, and personal contributions to the organization and its goals.  Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity -based awards, are targeted to be competitive but depend more heavily upon Company performance than does base pay.  Total compensation and accountability are intended to increase with position and responsibility.

The Company recognizes that executives have significant influence on the overall financial results of the Company and aligns the financial interests of the executive officers with the long-term interests of the stockholders by using equity-based awards that increase in value as stockholder value increases and by choosing financial measures and goals for cash incentive compensation that are based on the key measures that drive the financial performance of the Company.

Base Salary

We believe that competitive base salaries are necessary to attract and retain high performing executive officers.  In determining base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive and the executive’s past performance, as well as competitive salary practices at other financial institutions.

The Compensation Committee compared the proposed compensation of Mr. Altieri with independent published studies reflecting compensation information of the peer group commercial banking institutions participating in the study and with the compensation of executive officers of other banking institutions, based on proxy information covering institutions comparable to the Company in terms of criteria including the nature and quality of operations, or geographic proximity.  This group included financial institutions having high returns on assets, capital significantly in excess of that required by current federal regulations, and located within a 100 mile radius of Columbia, Maryland so as to include companies operating in a comparable economic climate.  No target was established in the comparison with this group of institutions.  A similar process was used for determining compensation of other named executive officers.  This review revealed that Mr. Altieri’s compensation is competitive with the compensation of the executive officers in the group.

Annual Incentive Plan

All of our named executive officers participated in our bonus plan.  The bonus plan encourages executive officers to work together as a team to achieve specific annual financial goals.  The bonus plan is designed to motivate our executive officers to achieve strategic goals, strengthen links between pay and the performance of the Company and align management’s interests more closely with the interests of the stockholders.

The plan is designed to pay out a cash reward based on pre-established key performance indicators, which also has a minimum net income trigger that must be met before payouts may be made.  The key performance indicators are:

•	Growth as measured by gross loans, noninterest bearing accounts, and interest-bearing accounts and repurchase agreements;

•	Pricing/profitability as measured through net interest margin, fee and service charge income;

•	Quality as measured through non-performing assets and net charge offs; and

•	Productivity as measured through efficiency ratio.

Incentives are calculated based on budget and business plan goals as measured by the key performance indicators.  For 2012, the budgeted amounts were approved on December 28, 2011 by the Board of Directors.  No payouts were made in 2012 based on Company performance for the year ended December 31, 2011, and no payouts will be made in 2013 based on Company performance for the year ended December 31, 2012.

Other Bonuses

In 2012, Mr. Jewell received $57,750 in performance based payments in accordance with the terms of his employment agreement.  These increases were deemed to be appropriate based upon the profitable operation of the business unit run by Mr. Jewell.

Equity Plan

The 2007 Equity Plan was approved at our 2007 annual meeting of stockholders.  All of our named executive officers were eligible to receive equity awards under the 2007 Equity Plan.  The purpose of long-term compensation arrangements is to more closely align the financial interests of the executive officers with the long-term interests of our stockholders.  Vesting schedules for equity based awards also encourage officer retention.  The 2007 Equity Plan provides for a variety of different types of compensation arrangements, such as stock options, restricted stock, stock appreciation rights, restricted performance stock, unrestricted stock and performance unit awards, all of which increase in value as the value of our common stock increases.  No grants have been made to Named Executive Officers under the 2007 Equity Plan since 2009. The Compensation Committee recommends, in its discretion, the form and number of equity-based awards and the full Board of Directors approves the awards.  The 2007 Equity Plan prescribes that, upon a change in control, all outstanding awards automatically become fully vested upon such change in control, all restrictions, if any, with respect to such awards, will lapse, and all performance criteria, if any, with respect to such awards, will be deemed to have been met in full.   Currently, there are no outstanding awards under the 2007 Equity Plan.  The 2007 Equity Plan provides for automatic annual grants of 300 shares of unrestricted stock of the Company to each non-employee director serving on the Board of Directors on the date of the annual meeting of the stockholders. No grants were made to executive officers in 2012 under the 2007 Equity Plan as a result of the restrictions associated with the America Recovery and Reinvestment Act of 2009, discussed below, and the operating results of the Company.

Impact of Participation in Troubled Asset Relief Program

On February 13, 2009, the Company issued 9,201 shares of Series A Preferred Stock and a warrant to purchase 205,379 shares of common stock to U.S. Department of the Treasury pursuant to its Troubled Asset Relief Program Capital Purchase Program (“TARP”). On April 19, 2013, the Company repaid its financial obligations under TARP.

The Emergency Economic Stabilization Act of 2008, as amended by the America Recovery and Reinvestment Act of 2009 (“EESA”), imposed significant new requirements for and restrictions relating to the compensation arrangement of financial institutions that received government funds through TARP.  The restrictions apply until a participant repays the funds received through TARP.  These restrictions include: (i) a requirement that the Company recover any bonus payments made to senior executive officers, as defined in applicable Treasury regulations (“SEOs”), and the next 20 most highly compensated employees if the bonus payment is based on materially inaccurate financial statements or any other materially inaccurate financial metric criteria; (ii) a prohibition on the Company making any payment to SEOs and the next five most highly-compensated employees in connection with a departure from the Company for any reason (a “golden parachute payment”) (except for payments for services performed or benefits accrued); (iii) a prohibition on the payment or accruing of bonuses, retention awards or incentive compensation to the Company’s highest compensated employee, with an exception for long-term restricted stock that does not fully vest while Treasury holds an interest in the Company and has a value not exceeding 1/3 of the employee’s annual compensation, other than payments pursuant to a written employment agreement executed on or before February 11, 2009; and (iv) a requirement that the Company adopt, post on its website and provide to Treasury and the Company’s regulators a company-wide excessive or luxury expenditures policy.  During the period that the Company participated in TARP, it was in compliance with all of these requirements.

In addition, the Compensation Committee was required to conduct a risk assessment of the Company's SEO compensation plans at least every six months, and to annually provide to Treasury and the Company’s primary regulator certification that it has taken all reasonable efforts to limit unnecessary risks posed by such plans and an explanation of how the compensation plans do not encourage unnecessary and excessive risks that threaten our value.  During its participation in TARP, the Company provided these certifications and explanations as required.

Summary Compensation

The following table sets forth, for 2012 and 2011, the compensation earned by or awarded to the Company’s named executive officers.

Summary Compensation Table
Named Executive Officer and principal position	Year	Salary	Nonequity Incentive Plan Compensation		All Other Compensation (3)	Total
Kevin B. Cashen	2012	$-	$-		-	$-
President & Chief Executive Officer (1)	2011	-	-		-	-

Robert A. Altieri	2012	233,415	-		6,985	240,400
President & Chief Executive Officer	2011	227,700	-		15,532	243,232

Mark A. Semanie	2012	179,550	-		270	179,820
Senior Vice President & Chief Financial Officer	2011	175,154	-		1,931	177,085

Gary M. Jewell	2012	165,000	57,750	(2)	8,092	230,842
Senior Vice President	2011	165,000	57,750	(2)	9,976	232,726

H. King Corbett	2012	-	-		-	-
Chief Lending Officer (1)	2011	-	-		-	-
(1)	Messrs. Cashen and Corbett were appointed to their positions with the Company on April 19, 2013 in connection with the Merger and did not receive any remuneration from the Company in 2012.
(2)	Amounts reflect performance based payments in accordance with the terms of Mr. Jewell’s employment agreement.
(3)
In 2012, Messrs. Altieri and Jewell received auto allowances of $6,571 and $6,873, respectively.  Messrs. Semanie and Jewell received group term life insurance of $270 and $1,219, respectively.  In 2011, amounts includes 3% of Messrs. Altieri and Jewell's contribution to the Bank's 401(k) plan through June 30, 2011, compensation attributed to the portion of the premium paid by the Bank for a group term life insurance policy for coverage in excess of $50,000 and personal use of a Company vehicle.  The amount for Mr. Semanie includes compensation attributed to the portion of the premium paid by the Bank for a group term life insurance policy for coverage in excess of $50,000.  None of the values of individual benefits and perquisites exceeded $25,000.

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2012.

Outstanding Equity Awards At 2012 Fiscal Year End

	Number of Securities
	Underlying
	Unexercised		Option
	Options (#)	Option Exercise	Expiration
Name	Exercisable	Price ($)	Date
Kevin B. Cashen (1)	-	-	-

Robert A. Altieri	10,000	14.500	12/15/2015

Mark A. Semanie	-	-	-

Gary M. Jewell	5,000	16.020	7/22/2014
	5,000	14.500	12/15/2015
	5,000	17.160	12/31/2016

H. King Corbett (2)	-	-	-
(1)
At December 31, 2012, Mr. Cashen held stock options granted by Jefferson to purchase 173,292 shares of Jefferson common stock at an exercise price of $4.51 per share.  The options were granted on July 9, 2010, vest ratably over a five-year period, and expire on July 8, 2020.

(2)
At December 31, 2012, Mr. Corbett held stock options granted by Jefferson to purchase 57,764 shares of Jefferson common stock at an exercise price of $4.51 per share.  The options were granted on August 23, 2010, vest ratably over a 5-year period, and expire on August 23, 2020.

Employment Agreements

Carrollton Bancorp and Carrollton Bank

Messrs. Altieri and Semanie were not parties to employment agreements.

On March 5, 2013, Carrollton Bank entered into Retention Bonus Agreement (the “Retention Agreement”) with Mr. Altieri that entitled him to receive a retention bonus of $85,000 (the “Retention Bonus”) within five business days of the earlier to occur of (1) the closing of the transactions contemplated by the Merger Agreement and (ii) April 30, 2013 (the “Trigger Date”). In each case, the receipt of the Retention Bonus was subject to Mr. Altieri’s continuous employment with the Bank through the date on which the Retention Bonus became payable; provided, however, that if the Bank were to terminate Mr. Altieri’s employment, other than for “Cause” as defined in the Retention Agreement, or if Mr. Altieri were to terminate his employment with the Bank due to his death or disability prior to  the Trigger Date, then Mr. Altieri was entitled to receive the full Retention Bonus. If Mr. Altieri’s employment were to be terminated by the Bank for “Cause” or by Mr. Altieri for any reason (other than due to his death or disability) prior to the Trigger Date, then Mr. Altieri was not entitled to receive any portion of the Retention Bonus.

On June 8, 2010, Carrollton Bank entered into an amended and restated employment agreement with Gary M. Jewell, Senior Vice President, Electronic Banking.  The term of the agreement is considered to have begun on June 8, 2007, the effective date of Mr. Jewell’s original employment agreement, and terminates on December 31, 2013.  The agreement provides for an annual base salary of $165,000, subject to annual review and increase by the Board of Directors, and Mr. Jewell may also receive a cash or non-cash bonus to be determined by the Board of Directors.  In addition, Mr. Jewell will receive a cash bonus if the Bank’s annual Point of Sale revenue during the calendar year is equal to or exceeds $1.0 million.  The bonus ranges from 25% of the gross revenues from Point of Sale transactions if such revenues equal at least $1,000,000 and less than $1.3 million and up to 35% of the gross revenues of Point of Sale transactions for revenues exceeding $2.0 million in any calendar year.  Mr. Jewell is also entitled to participate in such other bonus, incentive, and other executive compensation programs as are made available to the Bank’s senior management and all other benefits made available to similarly situated employees, and is entitled to a Bank-provided car.  The agreement terminates upon Mr. Jewell’s death or by mutual written agreement, or upon Mr. Jewell’s permanent disability, as described in the agreement.  In addition, Mr. Jewell may terminate the agreement for any reason with 30 days’ notice, and the Bank can terminate the agreement for cause as described in the agreement or without cause upon 30 days’ notice.  If the Bank terminates Mr. Jewell without cause and a change in control, as defined in the agreement, has not occurred, he will be entitled to receive his then current monthly salary for 24 months and at the expiration of such 24- month period, he shall receive for the next six months 65% of the monthly salary he was receiving at the time of his termination.  Mr. Jewell will also be entitled to continue participation in all Bank-sponsored benefit plans he was participating in at the time of his termination, to the extent such participation is permitted under applicable law, rules and regulations.  If the Bank terminates the agreement without cause and a change in control has occurred or in connection with the anticipation of a change in control, Mr. Jewell is entitled to a lump sum payment equal to the excess of (i) 2.99 times his average annual compensation over (ii) the aggregate present value, as determined for federal income tax purposes, of all other payments to Mr. Jewell in the nature of compensation that are treated for federal income tax purposes as contingent on the change in control.  The agreement also includes confidentiality, non-compete and non-solicitation provisions.  Mr. Jewell is also required to conduct a search for an additional person to be hired by the Bank who Mr. Jewell believes can succeed him and to train such person during the term of the agreement.

In addition, in May 2011 the Company and Carrollton Bank entered into an executive retention agreement with Mr. Jewell pursuant to which Mr. Jewell was granted 10,000 restricted shares of the Company’s common stock.  The shares of restricted stock, vest and any restrictive legends will be removed, on February 28, 2013, provided that if the Company or the Bank merges with or is sold to another entity, the shares of restricted stock will vest, and any restrictive legends will be removed, immediately prior to the effective date of any such merger or sale.  Mr. Jewell will not be entitled to receive the shares of restricted stock if his employment is terminated for cause, as defined in his employment agreement, or he voluntarily terminates his employment prior to the award of such shares.  Further, if Mr. Jewell voluntarily terminates his employment or Mr. Jewell is terminated for cause, any shares not vested revert back to the Company.

In connection with the Company’s participation in TARP, Mr. Jewel’s employment agreement was amended to: (a) incorporate all provisions required for compliance with the executive compensation provisions and regulations of the EESA (the “EESA Executive Compensation Provisions”); and (b) modify such provisions of his agreements which were inconsistent with or would cause a violation of the EESA Executive Compensation Provisions and the regulations promulgated thereunder, to the extent necessary to comply with the EESA Executive Compensation Provisions and the regulations promulgated thereunder. The amendments terminated effective with the Company’s repayment of its obligations under TARP.

The Company has a contributory thrift plan (“Thrift Plan”) qualifying under Section 401(k) of the Internal Revenue Code.  Employees with three months of service are eligible for participation in the Thrift Plan.  Prior to June 2011, participants that had been employed at the Company for one year received a Company contribution of 3% of the employee’s salary to the Thrift Plan for the employee’s benefit.  Also, the Company matched 50% of the employee’s 401(k) contribution up to 6% of the employee’s compensation. These Company contributions were suspended effective June 1, 2011.  All Named Executive Officers participated in the Thrift Plan in 2011 and received matching funds.  Such amounts attributable to each Named Executive Officer are included in all other compensation in the summary compensation table.

Jefferson Bancorp and Bay Bank

On June 30, 2010, Bay Bank entered into an employment agreement with Kevin B. Cashen which was deemed to commence on the date that Jefferson consummated its acquisition of Bay National Bank from the Federal Deposit Insurance Corporation.  The employment agreement outlines Mr. Cashen’s duties with the company as well as the terms of his employment.   The agreement provides Mr. Cashen with a three (3) year term that is automatically extended for one (1) years terms at the expiration of the initial term and each anniversary thereafter provided that such extension is reviewed and approved by the Board of Directors.  The agreement contains standard clauses relating to base salary, benefits, expense reimbursement and confidentiality.  If during the term of the agreement, Mr. Cashen is terminated for “cause” he is due no additional compensation.  If Mr. Cashen is terminated “without cause,” he is due a payment equal to all of his unused vacation time and  one year of his current base salary plus his prior year’s bonus.  If  a “change of control” occurs and Bay Bank (i) terminates this agreement, (ii) reduces his base salary, (iii) reduces any performance based compensation by more than 10%, (iv) changes his title, (v) changes his primary duties, (vi) without consent, changes the  primary location of his office by more than 60 miles or (vii) without consent, requires him to report to someone other than the Board of Directors, upon proper notice, Mr. Cashen is due a payment equal to  two (2) times his base salary  plus the prior year’s bonus.  The agreement also includes a provision that provides that, if the agreement is terminated, Mr. Cashen, for a period of one year, may not compete against Bay Bank within a 60 mile radius of the headquarters or solicit employees of Bay Bank for hire during this period.  During 2012, Mr. Cashen received a salary of $200,690, a $44,000 performance-based payment and a $76,255 reimbursement for country club dues from Bay Bank.  During 2011, Mr. Cashen received a salary of $200,690 from Bay Bank.

On August 23, 2010, Bay Bank entered into an employment agreement with Mr. Corbett as Chief Lending Officer.  The employment agreement outlines Mr. Corbett’s duties with the Company as well as the terms of his employment. The agreement provides Mr. Corbett with a one year term that is automatically extended for one-year terms at the expiration of the initial term and each anniversary thereafter, provided that such extension is reviewed and approved by the Board of Directors.  The agreement contains standard clauses relating to base salary, benefits, expense reimbursement and confidentiality.  If during the term of agreement, Mr. Corbett is terminated for “cause”, he is due no additional compensation.  If Mr. Corbett is terminated “without cause”, he is due a payment equal to all of his unused vacation time and six months of his current salary.  If a “change of control” occurs and Bay Bank(i) terminates this agreement, (ii) reduces his base salary, (iii) reduces any performance based compensation by more than 10%, (iv) changes his title, (v) changes his primary duties, (vi) without consent, changes his primary location of his office by more than 60 miles, or, (vii) without consent, requires him to report to someone other than the Board of Directors or Chief Executive Officer, upon proper notice, Mr. Corbett is due a payment equal to 50% of his base salary.  The agreement also includes a provision that provides that, if the agreement is terminated, Mr. Corbett, for a period of six months, may not compete against Bay Bank within a 60 mile radius of the headquarters or solicit employees of Bay Bank for hire during this period. During 2012, Mr. Corbett received a salary of $174,856 and a $60,600 performance-based payment from Bay Bank.  During 2011, Mr. Corbett received a salary of $171,290 from Bay Bank.

Potential Payments Upon Termination as of December 31, 2012

The table below represents the lump sum maximum amount Gary M. Jewell would have been eligible to receive under his employment agreement upon a change in control or if his employment was terminated under one of the various scenarios described below as of December 31, 2012.  Benefits payable under the Company’s defined benefit/pension plan or 401(k) Plan are not included.  Also, the amounts shown in this table do not reflect the termination payment limitations pursuant to our participation in the TARP CCP which will have the effect of reducing or eliminating any severance and change in control payments which we may make to the Named Executive Officers for so long as we remain subject to such limitations.

	Quit/Termination for	Involuntary	Change in Control
	Cause	Termination Not For	($)
Name	($)	Cause ($)
Gary M. Jewell	-	437,259	666,022

As of December 31, 2012, under the terms of their employment agreements, Messrs. Cashen and Corbett would have been entitled to $200,000 and $81,436, respectively, if their employment agreements had been terminated by Jefferson without cause and $444,000 and $81,436, respectively, if their employment agreements had been terminated by Jefferson without cause in connection with a change in control.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction by publicly held companies for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, to the extent that total compensation exceeds $1 million per covered officer in any taxable year.  A provision of EESA and Treasury Department regulations now limit the Company’s tax deduction for compensation paid to any SEO to $500,000 annually.  The $1 million limitation previously applied only to compensation which was not considered to be performance-based.  Compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights granted under the 2007 Equity Plan qualifies as performance-based compensation for purposes of Section 162(m) if the grants were made by a committee of “outside directors” as defined under Section 162(m).  As discussed above, however, a provision of EESA eliminated the exclusion for performance-based compensation for purposes of Section 162(m) for the Company.

During 2012, none of the Company’s SEOs received total compensation in excess of $500,000 and accordingly, all compensation paid to the Company’s SEOs should be deductible by the Company without limitation under Section 162(m) of the Internal Revenue Code.

As noted above, the Company terminated its participation in TARP on April 19, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs discuss related party transactions that occurred during 2012 and 2011 and/or that are contemplated during 2013 (other than compensation paid or awarded to the Company’s directors, director nominees executive officers that is required to be discussed, or is exempt from discussion, in the sections of this proxy statement entitled “Director Compensation” and “Executive Compensation”).  For this purpose, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company or any of its subsidiary is a participant and the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the Company’s average total assets at year end for the last two completed fiscal years, and in which any director, director nominee or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company and its subsidiaries.

During 2012 and 2011, the Company, through Carrollton Bank and Bay Bank, has had banking transactions in the ordinary course of its business with: (i) the Company’s directors and nominees for directors; (ii) the Company’s executive officers; (iii) the Company’s 5% or greater stockholders; (iv) members of the immediate family of such directors, nominees for directors or executive officers and 5% stockholders; and (v) the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with persons unrelated to the Company, Carrollton Bank and Bay Bank.  The extensions of credit by Carrollton Bank and Bay Bank to these persons have not had and do not currently involve more than the normal risk of collectability or present other unfavorable features.

William C. Rogers, III, a former director of both the Company and Carrollton Bank, is a partner of the law firm of Rogers, Moore and Rogers, which performs legal services for the Bank and Bank subsidiaries (CFS and CCDC). Management believes that the terms of these transactions, which totaled approximately $119,385 in 2012 and $184,345 in 2011, were at least as favorable to the Company as could have been obtained elsewhere.

Albert R. Counselman, a former director of both the Company and Carrollton Bank, is President and Chief Executive Officer of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage firm through which the Company, the Bank, and Bank subsidiaries place various insurance policies.  The Company and the Bank paid total premiums for insurance policies placed by Riggs, Counselman, Michaels & Downes, Inc. in 2012 and 2011 of approximately $121,571 and $195,326, respectively.  Management believes that the terms of these transactions were at least as favorable to the Company as could have been obtained elsewhere.

Robert J. Aumiller, a director of both the Company and the Bank, is President and General Counsel for Mackenzie Commercial Real Estate Services, a brokerage and real estate development firm, through which the Company and the Bank paid approximately $2,385 in 2012 and $2,497 in 2011 for appraisal, construction, brokerage and property management services.  Management believes that the terms of these transactions were at least as favorable to the Company as could have been obtained elsewhere.The Company’s wholly owned subsidiary, Bay Bank, leases the offices housing its headquarters from Joppa Green II Limited Partnership, LLP, an entity owned by Mr. Aumiller.  During 2011 and 2012, Bay Bank paid rent under this lease of $306,000 and $313,000, respectively.

The Company uses the following guidelines to determine the impact of a credit relationship on a director’s independence.  We consider extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence.  In other words, the Company does not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires that loans to directors and executive officers be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Company with persons who are not related to the Company or the Bank.  Such loans also may not involve more than the normal risk of repayment or present other unfavorable features.  Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems).  The Audit Committee must review and approve any credit to a director or his or her related interests and submit such transaction to the full Board of Directors for approval.

In addition, the Company does not consider as independent, for the purpose of voting on any such loans, any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O.  Similarly, the Company does not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues.

AUDIT COMMITTEE REPORT

The directors who constituted the Audit Committee at the time the Company’s audited financial statements for the year ended December 31, 2012 were filed with the Company’s Annual Report on Form 10-K for the year then ended (1) reviewed and discussed the Company’s audited financial statements with management and representatives of Rowles & Company, LLP (“Rowles”), the Company’s independent registered public accounting firm; (2) discussed with Rowles all matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (3) received and reviewed the written disclosures and the letter from Rowles required by applicable requirements of the Public Company Accounting Oversight Board regarding Rowles’ communications with the audit committee concerning independence, and has discussed with Rowles their independence.  Based on these reviews and discussions, such Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Audit Committee:

Charles L. Maskell, Jr., Chairman
Kevin G. Byrnes
Mark A. Caplan
Harold I. Hackerman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require that Carrollton Bancorp’s directors and executive officers and persons holding more than ten percent of its outstanding shares of common stock report their ownership and changes in such ownership to the Securities and Exchange Commission and Carrollton Bancorp.  Based solely on its review of the copies of such reports, we believe that, for the year ended December 31, 2012; all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis.

AUDIT FEES AND SERVICES

The Audit Committee of the Company’s Board of Directors has appointed the accounting firm of McGladrey & Pullen, LLP (“McGladrey”) to serve as independent registered public accounting firm for the Company for 2013.  Rowles audited the Company’s annual financial statements for the years ended December 31, 2012 and 2011, and McGladrey audited Jefferson’s annual financial statements for the years ended December 31, 2012 and 2011.  Because the shares of the Company’s common stock issued to Jefferson’s stockholders in connection with the Merger exceeded 50% of the shares of the Company’s common stock outstanding immediately after the Merger, Jefferson was deemed to be the acquiring entity in the Merger for accounting purposes, and the assets and liabilities and the historical operations that will be reflected in our consolidated financial statements going forward will be those of Jefferson.  The SEC has released guidance that unless the same accountant reported on the most recent financial statements of both the accounting acquirer and the legal successor, a reverse acquisition results in a change in accountants.

On May 22, 2013, the Audit Committee of the Company’s Board of Directors dismissed Rowles as the Company’s independent registered public accounting firm and appointed McGladrey to audit the Company’s annual financial statements for the year ending December 31, 2013.

During the years ended December 31, 2012 and 2011, and during the interim period from the end of the most recently completed fiscal year through May 22, 2013, the Company did not consult with McGladrey regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

The reports of Rowles on the consolidated financial statements of the Company for the fiscal years ended December 31, 2012 and 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2012 and 2011, and during the interim period from the end of the most recently completed fiscal year through May 22, 2013, there were no disagreements between the Company and Rowles on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Rowles would have caused it to make reference to such disagreement in its reports on the financial statements for such years.

During the years ended December 31, 2012 and 2011, and during the interim period from the end of the most recently completed fiscal year through May 22, 2013, there were no reportable events between the Company and Rowles.

The following table presents fees for professional services rendered by Rowles for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees	$85,805	$89,420
Audit - Related Fees	15,045	14,700
Tax Fees	17,902	14,032
Total	$118,752	$118,152

Audit Fees of Rowles for 2012 and 2011 consisted of professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees incurred in 2012 and 2011 include charges related to the Company’s defined benefit plan audit and the Company’s 401(K) plan audit.

Tax Fees in 2012 and 2011 represent tax services for tax compliance, tax advice, tax planning and income tax return preparation.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services in compliance with Section 10A(i)(1)(1)(B) of the Exchange Act.  The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Rowles.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified and affirmed the Audit Committee’s appointment of the accounting firm of McGladrey, LLP to serve as independent registered public accounting firm for the Company for 2013.  A representative of McGladrey, LLP will be present at the 2012 Annual Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

Vote Required

A majority of the votes cast at the annual meeting is required for approval of the ratification of the appointment of McGladrey, LLP as the Company’s independent registered public accounting firm for 2013 as set forth in this Proposal 4.  Abstentions and broker non-votes, if any, will have no effect on the vote for this Proposal 4.

If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain McGladrey and may retain that firm or another firm without resubmitting the matter to our stockholders.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of McGladrey, LLP as the Company’s independent registered public accounting firm for 2013.

PROPOSAL 5
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to approve or disapprove the compensation of its named executive officers for 2012, as discussed in this Proxy Statement pursuant to Item 402 of the SEC’s Regulation S-K (commonly referred to as the “Say-on-Pay Vote”).  Although this advisory vote is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Board of Directors nevertheless believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.  The section of this proxy statement entitled “Executive Compensation” contains the information required by Item 402 of Regulation S-K and discusses in detail the Company’s executive compensation program and the compensation that was earned by, awarded to or paid to the Company’s named executive officers in 2012.

The Board of Directors believes that the Company’s compensation policies and procedures are reasonable in comparison both to similarly-sized companies in our industry and to the Company’s performance during 2012.  The Board of Directors also believes that the Company’s compensation program aligns executive officers with the interests of stockholders in the long-term value of the Company as well as the components that drive long-term value.

At the annual meeting, stockholders will be asked to adopt the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of Carrollton Bancorp, as disclosed in its definitive proxy statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including in the section entitled “Executive Compensation”, is hereby approved.

Interests of Executive Officers

Because this advisory vote relates to, and may impact, the Company’s executive compensation policies and practices, the Company’s executive officers, including its named executive officers, have an interest in the outcome of this vote.

Vote Required

The adoption of the foregoing resolution requires the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Because your vote is advisory, it will not be binding on the Board of Directors or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee.  The Board and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

PROPOSAL 6
ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

As discussed in Proposal 5, stockholders are being provided with the opportunity to approve, by advisory vote, the compensation of the Company’s named executive officers.  This Proposal 6 affords stockholders the opportunity to recommend, by non-binding advisory vote, the frequency with which future Say-on-Pay Votes should be submitted to stockholders for consideration.  Stockholders will be given the choice to recommend that future Say-on-Pay Votes be submitted for consideration every year, every two years or every three years.

The Board of Directors believes that stockholders should have the opportunity to express their views on the Company’s compensation program and policies for its named executive officers on an annual basis.  The Board and its Compensation Committee, which administers the executive compensation program, value the opinions expressed by stockholders pursuant to Say-on-Pay Votes and will consider the outcome of those votes in making its annual decisions on executive compensation.

Vote Required

The recommendation, by advisory vote, regarding frequency with which future Say-on-Pay Votes should be presented to stockholders for consideration will be determined based on the option (every one year, two years or three years) that receives a majority of all votes cast at the Annual Meeting.

Because your vote on this Proposal 6 is advisory, it will not be binding on the Board of Directors, overrule any decision made by the Board, or create or imply any additional fiduciary duty by the Board.  The Board may, however, take into account the outcome of the vote on this Proposal 6 when considering its policy on the frequency of future Say-on-Pay Votes.

Board Recommendation

The Board recommends that stockholders vote to hold future Say-on-Pay Votes every 1 YEAR.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

A stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for and voted on at the 2014 annual meeting of stockholders must submit such proposal in writing, including all supporting materials, to the Company at its executive offices no later than March 28, 2014 (120 days prior to the date of mailing of the proxy statement for that meeting, based on this year’s proxy statement mailing date) and meet all other requirements for inclusion in the proxy statement.  Additionally, pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a stockholder intends to present a proposal for business to be considered at the 2014 annual meeting of stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then the Company must receive the proposal by June 11, 2014 (45 days prior to the date of mailing of the proxy statement for that meeting, based on this year’s proxy statement mailing date) for it to be considered timely received.  Rules 14a-8 and 14a-4(c)(1) provide additional time constraints if the date of the 2014 annual meeting of stockholders is changed by more than 30 days.  If notice of a stockholder proposal is not timely received as set forth above, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which contains audited financial statements for the year ended December 31, 2012, accompanies this Proxy Statement.  This Form 10-K may also be obtained without charge by visiting the Company’s website (www.baybankmd.com) or upon written request to:  Corporate Secretary, Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This is known as “householding.”

The Company is delivering only one Annual Report and Proxy Statement to stockholders sharing an address and who have the same last name or who we believe to be members of the same family, unless contrary instructions have been received from the affected stockholders. Most banks and brokers also are delivering only one copy of the Company’s annual report and the Proxy Statement to consenting street-name stockholders (who own shares in the name of a bank, broker or other holder of record on our books maintained by our transfer agent) who share the same address.

Once you have received notice from your broker or the Company that they are or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  Therefore, if you share the same last name and address with one or more stockholders, from now on, unless the Company receives contrary instructions from you (or from one of these other stockholders), you and all other stockholders who have your last name and live at the same home address will receive only one copy of any of the Company’s annual report, proxy statement, and/or proxy statement combined with a prospectus or information statement.  The Company will include with the household materials for its annual meetings, or any other stockholders’ meeting, a separate Notice of Annual Meeting and proxy card for each registered stockholder who shares your last name and lives at your home address.

If you do not wish to participate in the householding program and would prefer to receive separate proxy materials in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please contact the Company’s transfer agent, American Stock Transfer & Trust Company, or, if you hold your shares in street name, your bank, broker or other record holder.  You may contact American Stock Transfer & Trust Company at 1-800-937-5449 or 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219 to “opt-out” or revoke your consent.  If you “opt-out” or revoke your consent to householding, each primary account holder residing at your address will receive individual copies of the Company’s proxy statement, annual report and other future stockholder mailings.  The Company will deliver promptly upon oral or written request to our transfer agent a separate copy of its current annual report and this Proxy Statement to any security holder at a shared address to which a single copy of such documents was delivered in connection with the Annual Meeting.

To View the Annual Report and Proxy Materials Online go to: http://www.baybankmd.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx

OTHER MATTERS

The management of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of the Company.

APPENDIX A

TEXT OF THE DECLASSIFICATION AMENDMENT TO THE CHARTER

RESOLVED, that the Charter be amended by deleting Article FIFTH in its entirety and substituting the following in lieu thereof:

“FIFTH:The Corporation shall have at least one (1) director.  The number of directors shall be set, and may be increased or decreased from time to time, by the Board of Directors in accordance with the Bylaws.  At each annual meeting of stockholders, the stockholders shall elect directors to hold office until the next annual meeting and until their successors are duly elected and qualify.  Unless otherwise restricted by applicable law, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the holders of a majority of the aggregate number of votes entitled to be cast in the election of directors.”

APPENDIX B

ANNUAL MEETING OF STOCKHOLDERS OF

CARROLLTON BANCORP

August 28, 2013

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card are available at
http://www.carrolltonbank.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  [X]
The Board of Directors recommends a vote "FOR ALL NOMINEES" in Proposal 2 and Proposal 3.			The Board of Directors recommends a vote "FOR" in Proposal 1.
Election of Directors: (See Items 2 and 3 on the right)					FOR	AGAINST	ABSTAIN
			1.	Approve an amendment to the Company's Articles of Incorporation, as amended and restated, to declassify the Company's Board of Directors.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: m01. Steven K. Breeden m02. Kevin B. Cashen m03. Harold I. Hackerman m04. Robert J. Aumiller m05. Kevin G. Byrnes m06. Mark M. Caplan m07. Charles L. Maskell, Jr. m08. Shaun E. Murphy m09. Joseph J. Thomas	2.
If Proposal 1 is approved, elect the nine (9) director nominees numbered 1-9 on the left to serve on the Board of Directors until the 2014 annual meeting and until their successor are duly elected and qualified.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3.
If Proposal 1 is not approved, elect the three (3) director nominees numbered 1-3 on the left to serve on the Board of Directors until the 2016 annual meeting and until their successor are duly elected and qualified.

☐	FOR ALL EXCEPT (See instruction below)
Because the Company will not know the outcome of the vote on Proposal 1 until the conclusion of the meeting, you should cast a vote on both Proposal 2 and Proposal 3.

The Board of Directors recommends a vote "FOR" in Proposal 4.

					FOR	AGAINST	ABSTAIN
			4.	Ratify the appointment of McGladry, LLP as the Company's independent registered public accounting firm for 2013.	☐	☐	☐
The Board of Directors recommends a vote "FOR" in Proposal 5.
					FOR	AGAINST	ABSTAIN
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			5.	Adopt a non-binding advisory resolution approving the compensation of the Company's named executive officers.	☐	☐	☐
The Board of Directors recommends a vote for "1 YEAR" in Proposal 6.
				1 year	2 years	3 years	ABSTAIN
			6.	Recommend, by non-binding advisory vote, the frequency (every one, two or three years) of future non-binding stockholder votes on the compensation of the named executive officers. ☐	☐	☐	☐
7.
Any other matter that may properly come before the meeting and any adjournments or postponements thereof. The proxy holders are hereby authorized to exercise discretionary voting authority with respect to any such matter.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. □

If this proxy is properly executed, then all shares represented hereby will be voted in accordance with the instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted "FOR" with respect to Proposal 1, "FOR ALL NOMINEES" with respect to Proposal 2 (if Proposal 1 is approved), "FOR ALL NOMINEES" with respect to Proposal 3 (if Proposal 1 is not approved), "FOR" with respect to Proposal 4, "FOR" with respect to Proposal 5, that future Say-on-Pay Votes be held every year ("1 YEAR") in Proposal 6, and in the discretion of the proxy holders as to any other business that may properly come before the meeting as described in Proposal 7.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CARROLLTON BANCORP

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF CARROLLTON BANCORP

The undersigned stockholder(s) of Carrollton Bancorp, a Maryland corporation (the "Company"), hereby appoints Robert J. Aumiller, Mark M. Caplan and Shaun E. Murphy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at 7151 Columbia Gateway Drive, Suite A., Columbia, Maryland on August 28, 2013, at 10:00 a.m., prevailing local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement dated July 26, 2013 and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)